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                   HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

                     UNANIMOUS WRITTEN CONSENT OF DIRECTORS

The undersigned, being all of the Directors of Hartford Life and Annuity Insurance Company (the "Company"), hereby consent to and ratify the following action, such action to have the same force and effect as if taken at a meeting of the Board of Directors duly called and held for such purpose.

ESTABLISHMENT OF SEPARATE ACCOUNT SEVEN:

         WHEREAS, Section 38a-433 of Connecticut General Statues permits a domestic life insurance company to establish one or more separate accounts; and

         WHEREAS, the Company desires to establish a separate account pursuant to the aforementioned Section 38a-433 in connection with the offer and sale of certain flexible premium variable annuity contracts (the "Contracts");

NOW, THEREFORE, BE IT

         RESOLVED, that the Company hereby establishes a separate account, to be initially designated "Separate Account Seven" (hereinafter, the "Separate Account"), to which the Company will allocate such amounts as may be required in connection with the Contracts in accordance with
         Section 38a-433 and such other laws and regulations as may be applicable; and be it further

         RESOLVED, that consistent with the provisions of Section 38a-433, the income, gains and losses, realized or unrealized, from assets allocated to the Separate Account shall be credited to or charged against the Separate Account, without regard to income, gains or losses of the Company; and be it further

         RESOLVED, that each Contract issued by the Company shall provide, in effect, that the portion of the assets of the Separate Account equal to the reserves and other Contract liabilities with respect to such account shall not be chargeable with liabilities arising out of any other business the Company may conduct; and be it further

         RESOLVED, that the appropriate officers of the Company, and each of them, with full power to act without the others, be and hereby are severally authorized and directed to take all actions that, in their

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         sole discretion, may be necessary or desirable from time to time: (i)
         to establish and designate one or more investment divisions of the Separate Account; (ii) to redesignate or eliminate any such investment division; (iii) to change or modify the designation of the Separate Account to any other desirable and appropriate designation; (iv) to establish, amend, modify or change in accordance with applicable law and regulation the terms and conditions pursuant to which interests in the Separate Account will be sold to contract owners; (v) to establish, amend, modify or change such procedures, standards and other arrangements as may be necessary or appropriate for the operation of the Separate Account; and (vi) with advice of counsel, to comply with the requirements of such laws and regulations as may be applicable to the establishment and operation of the Separate Account; and be it further

         RESOLVED, that the Company be, and hereby is, authorized to submit one or more Applications for Orders of Exemption (the "Application") or any similar application, along with any amendments thereto, to the United States Securities and Exchange Commission requesting exemption from certain provisions of the Investment Company Act of 1940, as amended, and be it further

         RESOLVED, that the appropriate officers of the Company, and each of them, with full power to act without the others, be and hereby are severally authorized and directed to prepare, execute, deliver and file, in the name of and on behalf of the Company, any and all such agreements, applications, certificates and other documents and instruments, including, but not limited to, the Application, and to take such further action as they may deem necessary or desirable to carry out the purposes and intent of the foregoing resolutions.


Dated as of:  April 1, 1999


/s/ Gregory A. Boyko                         /s/ Thomas M. Marra
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Gregory A. Boyko                             Thomas M. Marra

/s/ Lynda Godkin                             /s/ Lowndes A. Smith
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Lynda Godkin                                 Lowndes A. Smith

/s/ David M. Znamierowski
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David M. Znamierowski